Exhibit 2.1

James H.M. Sprayregen P.C.
Paul M. Basta
Nicole L. Greenblatt
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022-4611
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900

Counsel to the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
THE READER’S DIGEST ASSOCIATION, INC., et al.,	)	Case No. 09-23529 (RDD)
)
)
Debtors.	)	Jointly Administered
)

THIRD AMENDED PROPOSED

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

THE READER’S DIGEST ASSOCIATION, INC. AND ITS DEBTOR AFFILIATES

Dated: January 14, 2010

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW AND DEFINED TERMS		1
A.	Rules of Interpretation, Computation of Time and Governing Law	1
B.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS, PRIORITY TAX CLAIMS AND UNITED STATES TRUSTEE STATUTORY FEE		12
A.	Administrative Claims	12
B.	DIP Facility Claims	13
C.	Priority Tax Claims	13
D.	United States Trustee Statutory Fees	13

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		13
A.	Summary	13
B.	Classification and Treatment of Claims and Interests	14
C.	Special Provision Governing Unimpaired Claims	17
D.	Acceptance or Rejection of the Plan	17
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	18
F.	Elimination of Vacant Classes	18

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		18
A.	General Settlement of Claims	18
B.	Restructuring Transactions	18
C.	Corporate Existence	18
D.	Vesting of Assets in the Reorganized Debtors	19
E.	Indemnification Provisions in Organizational Documents	19
F.	Cancellation of Agreements, Senior Subordinated Notes and Equity Interests	19
G.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors	20
H.	Approval of Exit Credit Agreement and New Second Priority Term Loan Agreement	20
I.	Reorganized Debtors’ Equity Interests	20
J.	Section 1145 Exemption	21
K.	Organizational Documents	21
L.	Effectuating Documents; Further Transactions	22
M.	Exemption from Certain Transfer Taxes and Recording Fees	22
N.	Directors and Officers of Reorganized Holdings and other Reorganized Debtors	22
O.	Preservation of Rights of Action	23

ARTICLE V. COMPENSATION, PENSION AND BENEFITS PROGRAMS		23
A.	Management Equity Plan	23
B.	Compensation Plans	23
C.	Compensation and Benefit Programs	24
D.	Continuation of Retiree Benefits and Pension Plan	24
E.	Workers’ Compensation Programs	24

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		25
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	25
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	25
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	27
D.	Contracts and Leases Entered Into After the Commencement Date	27
E.	Directors and Officers Insurance Policies and Agreements	27
F.	Indemnification and Reimbursement Obligations	27
G.	Reservation of Rights	28
H.	Nonoccurrence of Effective Date	28

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ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		28
A.	Distributions for Claims Allowed as of the Effective Date	28
B.	Distributions on Account of Claims Allowed After the Effective Date	29
C.	Other General Unsecured Claims Escrow Account	29
D.	Timing and Calculation of Amounts to Be Distributed	29
E.	Delivery and Distributions and Undeliverable or Unclaimed Distributions	29
F.	Compliance with Tax Requirements/Allocations	32
G.	Setoffs	32
H.	Surrender of Canceled Instruments or Securities	32
I.	Claims Paid or Payable by Third Parties	32

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		33
A.	Resolution of Disputed Claims	33
B.	Disallowance of Claims	35
C.	Amendments to Claim	35

ARTICLE IX. CONDITIONS PRECEDENT TO EFFECTIVE DATE		35
A.	Conditions Precedent to Effective Date	35
B.	Waiver of Conditions	36
C.	Effect of Non Occurrence of Conditions to the Effective Date	36

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		36
A.	Compromise and Settlement	36
B.	Subordinated Claims	36
C.	Discharge of Claims and Termination of Equity Interests	37
D.	Release of Liens	37
E.	Debtor Release	37
F.	Releasing Party Release	38
G.	Exculpation	39
H.	Injunction	39
I.	No Release of Any Claims Held by the United States	40

ARTICLE XI. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE EXPENSE CLAIMS		40
A.	Administrative Claims	40
B.	Professional Claims	40

ARTICLE XII. RETENTION OF JURISDICTION		41

ARTICLE XIII. MODIFICATION, REVOCATION AND WITHDRAWAL OF THE PLAN		43
A.	Modification of Plan	43
B.	Effect of Confirmation On Modifications	43
C.	Revocation of Plan	43

ARTICLE XIV. MISCELLANEOUS PROVISIONS		44
A.	Immediate Binding Effect	44
B.	Additional Documents	44
C.	Payment of Fees and Expenses of Indenture Trustee	44
D.	Reservation of Rights	44
E.	Successors and Assigns	44
F.	Service of Documents	44
G.	Term of Injunctions or Stays	45
H.	Entire Agreement	45
I.	Governing Law	46

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J.	Exhibits	46
K.	Nonseverability of Plan Provisions Upon Confirmation	46
L.	Closing of Chapter 11 Cases	46
M.	Conflicts	46
N.	Dissolution of Creditors’ Committee	46
O.	Section 1125(e) Good Faith Compliance	47
P.	Further Assurances	47
Q.	No Stay of Confirmation Order	47
R.	Waiver or Estoppel	47

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PROPOSED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

THE READER’S DIGEST ASSOCIATION, INC. AND ITS DEBTOR AFFILIATES

The Reader’s Digest Association, Inc. and 48 of its debtor affiliates as debtors and debtors in possession (collectively, the “Debtors”)(1) propose the following joint plan of reorganization for the resolution of the outstanding claims against, and equity interests in, the Debtors.  None of the Debtors’ subsidiaries located outside of the United States are chapter 11 Debtors.  These Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court.  Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.B of the Plan.

Reference is made to the Disclosure Statement, filed contemporaneously with the Plan, for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under this Plan.  Each of the Debtors is a proponent of the Plan contained herein within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION

OF TIME, GOVERNING LAW AND DEFINED TERMS

A.                                     Rules of Interpretation, Computation of Time and Governing Law

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented in accordance with the terms of such document or exhibit and subject to the Restructuring Support Agreement; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code

(1)                                 The Debtors in these chapter 11 cases who are proponents of this Plan, along with the last four digits of each Debtor’s federal tax identification number, are: Alex Inc. (5531); Allrecipes.com, Inc. (3797); Ardee Music Publishing, Inc. (2291); Christmas Angel Productions, Inc. (2729); CompassLearning, Inc. (6535); Direct Entertainment Media Group, Inc. (2306); Direct Holdings Americas Inc. (1045); Direct Holdings Custom Publishing Inc. (7452); Direct Holdings Customer Service, Inc. (9015); Direct Holdings Education Inc. (5535); Direct Holdings Libraries Inc. (7299); Direct Holdings U.S. Corp. (4998); Funk & Wagnalls Yearbook Corp. (3787); Gareth Stevens, Inc. (2742); Home Service Publications, Inc. (9525); Pegasus Asia Investments Inc. (0077); Pegasus Investment, Inc. (4252); Pegasus Sales, Inc. (3259); Pleasantville Music Publishing, Inc. (2289); R.D. Manufacturing Corporation (0230); RD Large Edition, Inc. (1489); RD Publications, Inc. (9115); RD Walking, Inc. (6509); RDA Holding Co. (7045); RDA Sub Co. (0501); Reader’s Digest Children’s Publishing, Inc. (6326); Reader’s Digest Consumer Services, Inc. (8469); Reader’s Digest Entertainment, Inc. (4742); Reader’s Digest Financial Services, Inc. (7291); Reader’s Digest Latinoamerica, S.A. (5836); Reader’s Digest Sales and Services, Inc. (2377); Reader’s Digest Sub Nine, Inc. (2727); Reader’s Digest Young Families, Inc. (6158); Reiman Manufacturing, LLC (8760); Reiman Media Group, Inc. (1192); Retirement Living Publishing Company, Inc. (9118); Saguaro Road Records, Inc. (2310); Taste of Home Media Group, Inc. (1190); Taste of Home Productions, Inc. (1193); The Reader’s Digest Association, Inc. (6769); Travel Publications, Inc. (2927); W.A. Publications, LLC (0229); WAPLA, LLC (9272); Weekly Reader Corporation (3780); Weekly Reader Custom Publishing, Inc. (3276); World Almanac Education Group, Inc. (3781); World Wide Country Tours, Inc. (1189); WRC Media, Inc. (6536). The location of the Debtors’ corporate headquarters is:  1 Reader’s Digest Road, Pleasantville, NY 10570.

shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

B.                                     Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.             “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees and expenses (including, without limitation, Allowed success fees and Allowed Professional Compensation) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and Allowed under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise rendered allowable prior to the Confirmation Date by any Retained Professionals in the Chapter 11 Cases, or that are awardable and allowable under section 503(b)(3)(F) of the Bankruptcy Code for the Creditors’ Committee, that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses have not been previously paid regardless of whether a fee application has been filed for any such amount.  To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Retained Professional’s fees or expenses or Creditors’ Committee Member’s expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

2.             “Adequate Protection Claims” shall have the meaning ascribed to “Section 507(b) Claims” as defined in paragraph 13(b) of the Final DIP Order.

3.             “Ad Hoc Noteholders’ Committee” means that certain informal group of Holders of the Senior Subordinated Notes.

4.             “Administrative Claim” means a Claim (other than the Adequate Protection Claims and DIP Facility Claims) that has been timely filed, pursuant to the deadline and procedure set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court), for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Commencement Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Accrued Professional Compensation (to the extent Allowed by the Bankruptcy Court); and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911 1930.  Administrative Claims do not include DIP Facility Claims, which are separately treated under the Plan.

5.             “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.

6.             “Allowed” means, with respect to Claims:  (a) any Claim, proof of which is timely filed by the applicable Claims Bar Date or which, pursuant to the Bankruptcy Code or a Final Order is not required to be filed; (b) any Claim that is listed in the Schedules as of the Effective Date as neither contingent, unliquidated or disputed, and for which no Proof of Claim has been timely filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clause (a) above, such Claim shall be considered Allowed only if and to the extent that with respect to any Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or such an objection is so interposed and the Claim shall have been Allowed for distribution purposes only by a Final Order.  Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval of the Bankruptcy Court.

7.             “Amended and Restated Bylaws” means the bylaws of Reorganized Holdings, substantially in the form included in the Plan Supplement.

8.             “Amended and Restated Certificate of Incorporation” means the certificates of incorporation of the Reorganized Debtors, substantially in the form included in the Plan Supplement.

9.             “Avoidance Actions” means any and all claims and causes of action which any of the Debtors, the debtors in possession, the Estates, or other appropriate party in interest has asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

10.          “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

11.          “Bankruptcy Code” means Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532.

12.          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

13.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.

14.          “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

15.          “Case Management Order” means that certain Order Establishing Certain Notice, Case Management and Administrative Procedures, entered by the Bankruptcy Court on September 17, 2009 [Docket No. 92], as may be amended from time to time.

16.          “Cash” means the legal tender of the United States of America or the equivalent thereof.

17.          “Causes of Action” means all actions, causes of action (including Avoidance Actions), Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

18.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

19.          “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

20.          “Claims Bar Date” means, as applicable, (a) 5:00 p.m. prevailing Pacific Time on November 16, 2009, (b) the Governmental Bar Date or (c) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for filing such Claims, pursuant to the Claims Bar Date Order.

21.          “Claims Bar Date Order” means that certain Order (I) Setting Bar Dates for Filing Proofs of Claim, (II) Approving Procedures for Filing Proofs of Claim and (III) Approving Notice Thereof, entered by the Bankruptcy Court on October 7, 2009 [Docket No. 154], as may be amended from time to time.

22.          “Claims Objection Bar Date” means, for each Claim, the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims, as the same may be modified or extended from time to time by the Bankruptcy Court or on motion of a party in interest approved by the Bankruptcy Court.

23.          “Claims Oversight Committee” means a three (3) member committee to be selected by the Creditors” Committee and appointed on the Effective Date, which committee shall (i) monitor the post-Effective Date claims administration conducted by the Reorganized Debtors and address the Bankruptcy Court if the Claims Oversight Committee disagrees with the Reorganized Debtors’ determinations with respect to Claims resolution; and (ii) monitor distributions to Holders of Allowed Claims in Class 5 and address the Bankruptcy Court with respect to such matters.

24.          “Claims Register” means the official register of Claims maintained by the Noticing and Claims Agent.

25.          “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

26.          “Commencement Date” means August 24, 2009, the date on which the Debtors commenced the Chapter 11 Cases.

27.          “Commission” means the United States Securities and Exchange Commission.

28.          “Compensation and Benefits Programs” means all employment and severance policies, and all compensation and benefit plans, policies and programs and other arrangements (and all amendments and modifications thereto), in each case in place as of the Effective Date, applicable to the Debtors’ employees, former employees, retirees and non-employee directors and employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans (other than the Non-Qualified Retirement Plans), health care plans, disability plans, severance benefit plans, incentive plans and life, accidental death and dismemberment insurance plans.

29.          “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A of the Plan having been:  (a) satisfied; or (b) waived pursuant to Article IX.B of the Plan.

30.          “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

31.          “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

32.          “Confirmation Order” means the order, in form and in substance reasonably satisfactory to the Debtors, the Prepetition Agent and the Required Consenting Lenders, of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

33.          “Consenting Lenders” means those Prepetition Lenders party to the Restructuring Support Agreement.

34.          “Consenting Shareholders” means those Holders of Equity Interests party to the Restructuring Support Agreement.

35.          “Consummation” means the occurrence of the Effective Date.

36.          “Contract/Lease Schedule Date” means the latest date by which the Debtors shall file their list of Executory Contracts and Unexpired Leases to be rejected pursuant to the Plan, which date shall be no fewer than fifteen (15) days prior to the Voting Deadline.

37.          “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the Office of the United States Trustee for the Southern District of New York in the Chapter 11 Cases on August 31, 2009, pursuant to section 1102 of the Bankruptcy Code, comprising the Creditors’ Committee Members, as may be reconstituted from time to time.

38.          “Creditors’ Committee Members” means the members of the Creditors’ Committee, as may be reconstituted from time to time, namely:  (a) The Bank of New York Mellon; (b) Wilfrid Aubrey LLC; (c) Thomas M. Kenney; (d) RR Donnelley & Sons Company; (e) Madison Paper Company (ALSIP Location); (f) Williams Lea, Inc.; (g) New Page Corporation; (h) Michael John Bohane; (i) Peter Davenport; (j) Ross Jones; and (k) HCL Technologies, Ltd.

39.          “Cure” means the payment of Cash by the applicable Debtors, or the distribution of other property (as the applicable Debtors and the counterparty to the Executory Contract or Unexpired Lease may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtors and (b) permit the Debtors to assume such Executory Contract or Unexpired Lease under sections 365 and 1123 of the Bankruptcy Code.

40.          “Debtor” means one of the Debtors, in its individual capacity as a debtor in these Chapter 11 Cases.

41.          “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in these Chapter 11 Cases.

42.          “DIP Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent, administrative agent and collateral agent pursuant to the DIP Facility.

43.          “DIP Facility” means that certain $150 million Credit and Guarantee Agreement, dated as of August 26, 2009, among The Reader’s Digest Association, Inc., as borrower, and RDA Holding Co. and each direct and indirect, existing and future domestic subsidiary of The Reader’s Digest Association, Inc., as guarantors, the DIP Agent, J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner, General Electric Capital Corporation, as senior managing agent, and the DIP Lenders, as may be amended, modified, ratified, extended, renewed, restated or replaced.

44.          “DIP Facility Claim” means any Claim arising under or related to the DIP Facility.

45.          “DIP Lenders” means the DIP Agent and the banks, financial institutions and other lenders party to the DIP Facility from time to time.

46.          “Disclosure Statement” means the Disclosure Statement for the Third Amended Proposed Joint Plan of Reorganization of The Reader’s Digest Association, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, as amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules, the Solicitation Procedures Order and any other applicable law, and which is reasonably satisfactory to the Prepetition Agent and the Required Consenting Lenders in all material respects.

47.          “Disputed Claim” means, with respect to any Claim, any Claim that is not yet Allowed.

48.          “Distribution Agent” means any Entity or Entities chosen by the Debtors, which Entities may include, without limitation, the Noticing and Claims Agent, to make or to facilitate distributions required by the Plan.

49.          “Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions hereunder and shall be the Voting Deadline or such other date as designated in an order of the Bankruptcy Court.

50.          “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the Debtors as of the Commencement Date.

51.          “Effective Date” means a Business Day selected by the Debtors after the entry of the Confirmation Order on which:  (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article IX.A of the Plan have been: (i) satisfied; or (ii) waived pursuant to Article IX.B of the Plan.

52.          “Eligible Noteholder” means any Holder of Senior Subordinated Notes that is an “Accredited Investor” within the meaning defined in Rule 501 of Regulation D promulgated under the Securities Act or a “Qualified Institutional Buyer” within the meaning defined in Rule 144A promulgated under the Securities Act.

53.          “Enterprise Value Maximization Plan” means that certain post-Effective Date director and officer compensation program to be approved and implemented by the New Board as set forth in Article IV of the Plan, substantially in the form set forth in the Plan Supplement.

54.          “Entity” has the meaning set forth at section 101(15) of the Bankruptcy Code.

55.          “Equity Interest” means any issued or unissued share of common stock, preferred stock or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.

56.          “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

57.          “Exculpated Parties” means, collectively, the Reorganized Debtors and the Released Parties.

58.          “Exculpation” means the exculpation provision set forth in Article X.G of the Plan.

59.          “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

60.          “Exit Credit Agreement” means an agreement substantially in the form set forth in the Plan Supplement on account of (a)(i) the New First Priority Term Loan or (ii) an alternative exit-financing facility provided that the DIP Facility is paid in full in Cash on the Effective Date and (b) the Reinstated Euro Term Loan.

61.          “Final DIP Order” means that certain Final Order Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral and (III) Granting Adequate Protection to Prepetition Secured Lenders, entered by the Bankruptcy Court on October 7, 2009 [Docket No. 152], as may be amended from time to time in accordance with the terms thereof and the DIP Facility.

62.          “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

63.          “GAAP” means generally accepted accounting principles.

64.          “Governmental Bar Date” means 4:00 p.m. prevailing Pacific Time on February 20, 2010, or such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court.

65.          “Holder” means an Entity holding a Claim against or an Interest in any of the Debtors.

66.          “Impaired” means any impaired Claim or Interest in an Impaired Class within the meaning of section 1124 of the Bankruptcy Code.

67.          “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

68.          “Indemnification Obligation” means a Debtor’s obligation under an Executory Contract assumed in the Chapter 11 Cases or otherwise to indemnify directors, officers, employees or agents of such Debtor who served in such capacity at any time, with respect to or based upon any act or omission taken or omitted in any of such capacitates, or for or on behalf of any Debtor, pursuant to and to the maximum extent provided by such Debtor’s respective certificate of incorporations, certificates of formation, bylaws, similar corporate documents and applicable law, as in effect as of the Effective Date.

69.          “Indenture Trustee” means The Bank of New York Mellon as indenture trustee with respect to the Senior Subordinated Notes.

70.          “Initial Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than thirty (30) days after the Effective Date, when distributions under the Plan shall commence.

71.          “Intercompany Claim” means, collectively, any Claim held by a Debtor against another Debtor or an Affiliate of a Debtor or any Claim held by an Affiliate of a Debtor against a Debtor.

72.          “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor.

73.          “Interest” means, collectively, Equity Interests and Intercompany Interests.

74.          “Interim Compensation Order” means that certain Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals, entered by the Bankruptcy Court on September 17, 2009 [Docket No. 90], as may be amended from time to time, including by an order entered by the Bankruptcy Court approving the retention of a specific Retained Professional.

75.          “Letters of Credit” means the letters of credit referenced in paragraph 13(c) of the Final DIP Order.

76.          “Local Bankruptcy Rules” means the Local Bankruptcy Rules for the Southern District of New York, as applicable to all cases in the Southern District of New York governed by the Bankruptcy Code.

77.          “Management Equity Plan” means that certain post-Effective Date director and officer compensation program to be approved and implemented by the New Board as set forth in Article IV of the Plan.  Equity awards in the form of restricted stock, options or warrants for 7.5% of the New Common Stock to be issued under the Plan will be allocated to the Management Equity Plan (on a fully-diluted basis); provided that such equity grant shall not include more than 2.5% in the form of restricted New Common Stock.

78.          “New Board” means the initial board of directors of Reorganized Holdings and Reorganized RDA, which shall initially be mirror boards.

79.          “New Common Stock” means the common equity in Reorganized Holdings to be authorized, issued or reserved on the Effective Date pursuant to the Plan, which shall constitute all of the direct or indirect common equity of Reorganized Holdings.

80.          “New First Priority Term Loan” means the first priority term loan facility to be converted from the DIP Facility in an amount equal to the aggregate amount, up to a maximum amount of $150 million, of loans outstanding under the DIP Facility on the date of conversion, to be issued on the Effective Date pursuant to the Exit Credit Agreement on terms consistent with those set forth on Annex 1 to the Restructuring Term Sheet.

81.          “New Second Priority Term Loan” means that certain $300 million second priority term loan facility having a maturity not earlier than the latest to occur of the maturity of the New First Priority Term Loan and the maturity of the Reinstated Euro Term Loan, to be issued on the Effective Date pursuant to the New Second Priority Term Loan Agreement on terms consistent with those set forth on Annex 1 to the Restructuring Term Sheet.

82.          “New Second Priority Term Loan Agreement” means that certain $300 million second lien term loan agreement among The Reader’s Digest Association, Inc., as borrower, and RDA Holding Co. and each direct and indirect, existing and future domestic subsidiary of The Reader’s Digest Association, Inc., as guarantors, and the Holders of Prepetition Credit Agreement Claims, substantially in the form of the agreement set forth in the Plan Supplement.

83.          “New Warrants” means warrants to be issued on the Effective Date pursuant to the terms of the New Warrant Agreement to acquire, subject to the terms and conditions thereof, up to 6.5% of the New Common Stock on a fully diluted basis, as of the Effective Date (but subject to dilution for awards made pursuant to the Management Equity Plan), with an expiration date of the fourth anniversary of the Effective Date, and an exercise price of (a) $1,800 million (increased at a rate of 5% per annum as of the third anniversary of the Effective Date) minus the sum of the face amount owed by the Reorganized Debtors as of the Effective Date on account of the New First Priority Term Loan, the Reinstated Euro Term Loan, and the New Second Priority Term Loan, divided by (b) the number of shares of New Common Stock issued and outstanding as of the Effective Date.

84.          “New Warrant Agreement” means that certain warrant agreement, dated as of the Effective Date, governing the New Warrants to be issued by the Reorganized Debtors, substantially in the form included in the Plan Supplement.

85.          “Non-Qualified Retirement Plans” means, collectively, the Debtors’ unfunded, non-qualified retirement plans or deferred compensation arrangements, including, but not limited to, the plans or arrangements known as:  (a) the Excess Benefit Retirement Plan; (b) the Executive Retirement Plan; (c) the Executive Cash Balance Plan; (d) the 1988 Supplemental Employee Retirement Plan and related agreements; (e) the Director and Roving Editors Plan and/or related agreements or arrangements; and (f) the Reader’s Digest Deferred Compensation Plan or deferred compensation arrangements provided by any other Debtor.

86.          “Noticing and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as notice, claims and balloting agent for the Debtors, pursuant to that certain Order Authorizing and Approving the Retention of Kurtzman Carson Consultants LLC as Notice and Claims Agent, entered by the Bankruptcy Court on August 28, 2009 [Docket No. 44], as may be amended from time to time.

87.          “Other General Unsecured Claim” means any unsecured Claim (other than Unsecured Ongoing Operations Claims, Senior Subordinated Note Claims or unsecured claims included in Class 3), against one or more of the Debtors including, but not limited to (a) Claims arising from the rejection of Unexpired Leases and Executory Contracts to which a Debtor is a party, (b) claims arising from the rejection or termination of the Debtors’ Non-

Qualified Retirement Plans and (c)  Claims arising from any litigation or other court, administrative or regulatory proceeding, including, without limitation, damages or judgments entered against, or settlement amounts owing by a Debtor related thereto.

88.          “Other General Unsecured Claims Distribution” means $4 million.

89.          “Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors’ Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business Nunc Pro Tunc to the Commencement Date, entered by the Bankruptcy Court on September 17, 2009 [Docket No. 89], as may be amended from time to time.

90.          “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or Claims entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code.

91.          “Other Secured Claim” means any secured Claim against the Debtors not specifically described in the Plan, provided, however, that Other Secured Claims shall not include DIP Facility Claims and Prepetition Credit Agreement Claims.

92.          “Pension Plan” means The Reader’s Digest Association, Inc. Retirement Plan, which is a defined benefit pension plan.

93.          “Periodic Distribution Date” means the first day of the month immediately following the month in which a Claim becomes Allowed, when distributions shall be made to Holders of any such then-Allowed Claims.

94.          “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

95.          “Plan” means the Third Amended Proposed Joint Plan of Reorganization of The Reader’s Digest Associations, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code dated November 24, 2009, as amended, supplemented or modified from time to time in accordance with its terms, including, without limitation, by the Plan Supplement, which is incorporated in the Plan by reference, subject to the terms of the Restructuring Support Agreement.

96.          “Plan Equity Value” means between $475 million and $625 million.

97.          “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to be filed on the Plan Supplement Filing Date, as amended, modified or supplemented from time to time in accordance with the terms of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, the following documents: (a) the form of the Exit Credit Agreement; (b) the form of the New Second Priority Term Loan Agreement; (c) the form of the New Warrant Agreement; (d) the list of the Compensation and Benefit Programs to be rejected and/or assumed; (e) the Registration Rights Agreement (f) the Shareholders Agreement; (g) the Amended and Restated Certificate of Incorporation; (h) the Amended and Restated Bylaws; (i) the forms of the Enterprise Value Maximization Plan and the Variable Compensation Plan; (j) the term sheet for the Interim Executive Severance Plan (l) list of the members of the New Board.

98.          “Plan Supplement Filing Date” means December 11, 2009, which date is nineteen (19) days prior to the Voting Deadline.

99.          “Prepetition Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative and collateral agent pursuant to the Prepetition Credit Agreement.

100.        “Prepetition Credit Agreement” means that certain Credit Agreement dated as of March 2, 2007, among The Reader’s Digest Association, Inc., certain of its subsidiaries, the Prepetition Agent and the Prepetition Lenders party thereto, as amended, supplemented or otherwise modified.

101.        “Prepetition Credit Agreement Claims” means all claims arising under or in connection with the Prepetition Credit Agreement and/or the Prepetition Loan Documents, including, without limitation, all Adequate Protection Claims.

102.        “Prepetition Lenders” means those lenders party to the Prepetition Credit Agreement from time to time and their affiliates holding Swap Claims.

103.        “Prepetition Loan Documents” means each of the documents, agreements and instruments (including, without limitation, all collateral documents) executed and delivered from time to time in connection with the Prepetition Credit Agreement.

104.        “Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

105.        “Proof of Claim” means a proof of claim filed against any of the Debtors in the Chapter 11 Cases.

106.        “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

107.        “Record Date” means 5:00 p.m. prevailing Eastern Time on November 25, 2009.

108.        “Registration Rights Agreement” means a registration rights agreement substantially in the form set forth in the Plan Supplement obligating the Reorganized Debtors to register for resale certain shares of New Common Stock under the Securities Act in accordance with the terms set forth in such agreement, which shall be in form and substance satisfactory to the Required Consenting Lenders in all material respects.

109.        “Reinstated Euro Term Loan” means that certain Euro denominated term loan facility incurred pursuant to the terms of the Prepetition Credit Agreement as amended as of the Commencement Date and as such term loan will be further amended and restated on the terms set forth in, and forming part of, the Exit Credit Agreement and subject to the Restructuring Support Agreement.

110.        “Released Parties” means, collectively, (a) the Debtors and the Debtors’ current and former officers and directors, (b) the Prepetition Agent and the Prepetition Lenders, (c) the DIP Agent and the DIP Lenders, (d) the Creditors’ Committee and the Creditors’ Committee Members, (e) the Consenting Shareholders and (f) with respect to each of the Persons named in (a) — (e) above, such Entity’s directors, officers, shareholders, partners, members, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, accountants, and other professionals or representatives when acting in any such capacities and (g) with respect to each of the Entities named in (a) — (f) above, each in their respective capacities set forth in such clause.

111.        “Releasing Parties” means, collectively, (a) the Prepetition Agent and the Prepetition Lenders, (b) the DIP Agent and the DIP Lenders, (c) the Consenting Shareholders and (d) each Holder of a Claim or Equity Interest that affirmatively votes in favor of this Plan.

112.        “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

113.        “Reorganized Holdings” means RDA Holding, Inc., as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

114.        “Reorganized RDA” means The Reader’s Digest Association, Inc., as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

115.        “Required Consenting Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

116.        “Restructuring Support Agreement” means that certain restructuring support agreement, dated as of August 17, 2009, among the Debtors, the Consenting Lenders and the Consenting Shareholders, as amended, supplemented or otherwise modified from time to time subject to the terms thereof.

117.        “Restructuring Term Sheet” means the term sheet annexed as Exhibit A to the Restructuring Support Agreement.

118.        “Retained Professional” means any Entity: (a) employed in these Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

119.        “Schedules” mean, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors on September 24, 2009, pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

120.        “Section 510(b) Claim” means any Claim against the Debtors arising from the rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

121.        “Securities Act” means the United States Securities Act of 1933, as amended.

122.        “Senior Subordinated Note Claim” means any Claim derived from or based upon the Senior Subordinated Notes Indenture.

123.        “Senior Subordinated Notes” means the 9% Senior Subordinated Notes due 2017, issued by The Reader’s Digest Association, Inc. and guaranteed by RDA Holding Co. and each direct and indirect, existing and future domestic subsidiary of The Reader’s Digest Association, Inc. pursuant to the Senior Subordinated Notes Indenture.

124.        “Senior Subordinated Notes Indenture” means that certain Indenture, dated as of March 2, 2007, among The Reader’s Digest Association, Inc., as issuer, and RDA Holding Co. and each direct and indirect, existing and future domestic subsidiary of The Reader’s Digest Association, Inc. as guarantors, and the Indenture Trustee.

125.        “Shareholders Agreement” means the stockholders’ agreement with respect to the New Common Stock as set forth in the Plan Supplement, which shall be in material form and substance satisfactory to the Required Consenting Lenders and shall include an option for Holders to hold limited voting securities.

126.        “Solicitation Procedures Order” means that certain Order Approving the Debtors’ Disclosure Statement and Relief Related Thereto, entered by the Bankruptcy Court on November 30, 2009, as may be amended from time to time, and which shall be in form and substance satisfactory to the Prepetition Agent and the Required Consenting Lenders.

127.        “Subscription Procedures” means those procedures set forth on Exhibit G to the Disclosure Statement.

128.        “Swap Claims” means those secured Claims arising from hedging arrangements under, or in connection with, the Prepetition Credit Agreement with certain of the Prepetition Lenders or their Affiliates.

129.        “Tort Claim” means any Claim that has not been settled, compromised or otherwise resolved that:  (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to protection of human health, safety or the environment.

130.        “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

131.        “Unimpaired” means any unimpaired Claim or Interest in an Unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

132.        “Unimpaired Class” means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

133.        “Unsecured Ongoing Operations Claims” means all general unsecured Claims directly relating to and arising solely from the receipt of goods and services by the Debtors arising with and held by Persons with whom the Debtors are conducting, and will continue to conduct, business as of the Effective Date; provided, however, that Unsecured Ongoing Operations Claims shall not include Administrative Claims.

134.        “United States Trustee” means the United States Trustee for the Southern District of New York.

135.        “Variable Compensation Plan” means that certain post-Effective Date director and officer variable compensation plan to be approved and implemented by the New Board as set forth in Article IV of the Plan, substantially in the form set forth in the Plan Supplement.

136.        “Voting Classes” means, collectively, Classes 3, 4, 5 and 6.

137.        “Voting Deadline” means 4:00 p.m. prevailing Pacific Time on January 8, 2010.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS,

PRIORITY TAX CLAIMS AND UNITED STATES TRUSTEE STATUTORY FEE

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Equity Interests set forth in Article III.

A.                                    Administrative Claims

Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash: (a) on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if an Administrative Claim is Allowed after the Effective Date, on the date such Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed Administrative Claim is due; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that, Allowed Administrative Claims that arise in the ordinary course of the Debtors’ or Reorganized Debtors’ business shall be paid in full in Cash in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions; provided, further, that Allowed Administrative Claims do not include Claims filed after the applicable deadline set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court).

B.                                     DIP Facility Claims

Notwithstanding anything to the contrary herein, in full and final satisfaction, settlement, release and discharge of and in exchange for release of all DIP Facility Claims (other than Claims under the DIP Facility that expressly survive the termination thereof), on the Effective Date, the DIP Facility Claims shall (i) subject to the terms of the DIP Facility, convert into the New First Priority Term Loan pursuant to the Exit Credit Agreement or (ii) be paid off in full in Cash.

C.                                    Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim:  (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Commencement Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.  To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

D.                                    United States Trustee Statutory Fees

The Debtors shall pay all United States Trustee quarterly fees under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ businesses, until the entry of a Final Order, dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND INTERESTS

A.                                     Summary

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor.  Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims against and Interests in a particular Debtor are placed in Classes for each of the Debtors.(2) In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, DIP Facility Claims and Priority Tax Claims, as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including, without limitation, voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.  A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

(2)           Distributions under the Plan are not on a Debtor by Debtor basis.

1.             Summary of Classification and Treatment of Classified Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote
4	Unsecured Ongoing Operations Claims	Impaired	Entitled to Vote
5	Other General Unsecured Claims	Impaired	Entitled to Vote
6	Senior Subordinated Note Claims	Impaired	Entitled to Vote
7	Section 510(b) Claims	Impaired	Deemed to Reject
8	Equity Interests	Impaired	Deemed to Reject
9	Intercompany Interests	Unimpaired	Deemed to Accept
10	Intercompany Claims	Impaired	Entitled to Vote

B.                                     Classification and Treatment of Claims and Interests

1.     Class 1 — Other Priority Claims

(a)                                 Classification:  Class 1 consists of Other Priority Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim against the Debtors agrees to less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Other Priority Claim against the Debtors, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on or as reasonably practicable after (i) the Effective Date, (ii) the date on which such Other Priority Claim against the Debtors becomes an Allowed Other Priority Claim or (iii) such other date as may be ordered by the Bankruptcy Court.

(c)                                  Voting:  Class 1 is Unimpaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

2.     Class 2 — Other Secured Claims

(a)                                 Classification:  Class 2 consists of Other Secured Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Other Secured Claim, Holders of Allowed Other Secured Claims shall receive one of the following treatments, in the sole discretion of the applicable Debtor, in full and final satisfaction of such Allowed Other Secured Claims:  (i) the Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claims in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the Debtors or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim; or (iii) the Debtors or the Reorganized Debtors shall otherwise treat any Allowed Other Secured Claim in any other manner such that the Claim shall be rendered Unimpaired.

(c)                                  Voting:  Class 2 is Unimpaired and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

3.     Class 3 — Prepetition Credit Agreement Claims

(a)                                 Classification:  Class 3 consists of Prepetition Credit Agreement Claims against the Debtors.

(b)                                 Allowance: On the Effective Date, Prepetition Credit Agreement Claims shall be deemed Allowed in the aggregate amount of $1.645 billion.

(c)                                  Treatment:  In exchange for full and final satisfaction, settlement, release and discharge of each Allowed Prepetition Credit Agreement Claim, each Holder of an Allowed Prepetition Credit Agreement Claim shall receive their Pro Rata share of each of (i) the Reinstated Euro Term Loan, (ii) the New Second Priority Term Loan and (iii) 100% percent of the New Common Stock issued and outstanding as of the Effective Date (subject to dilution on account of the Management Equity Plan and any shares issued upon exercise of the New Warrants); provided that (x) the Euro Term Lenders (as defined in the Prepetition Credit Agreement) as of the Distribution Record Date shall be the only Prepetition Lenders entitled to receive the treatment set forth in clause (c)(i) on account of their exposure under the Euro Term Loan (as defined in the Prepetition Credit Agreement) and (y) the Revolving Lenders, U.S. Term Lenders (each as defined in the Prepetition Credit Agreement) and Holders of Swap Claims as of the Distribution Record Date shall be the only Prepetition Lenders entitled to receive the treatment set forth in clauses (c)(ii) and (iii) on account of their exposures under the Revolver Loan, U.S. Term Loan (each as defined in the Prepetition Credit Agreement) and Swap Claims.

The Letters of Credit shall continue to be treated as set forth in paragraph 13(c) of the Final DIP Order.

(d)                                 Voting:  Class 3 is Impaired and Holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

4.     Class 4 —Unsecured Ongoing Operations Claims

(a)                                 Classification:  Class 4 consists of Unsecured Ongoing Operations Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed Unsecured Ongoing Operations Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Unsecured Ongoing Operations Claim, each Holder of an Allowed Unsecured Ongoing Operations Claim will be paid in full in Cash (i) on the Effective Date or as soon as reasonably practicable thereafter or (ii) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed Unsecured Ongoing Operations Claim or in accordance with the historical course of dealings between the Debtors and such Holder with respect to such Allowed Unsecured Ongoing Operations Claim, provided, however, that Holders of Unsecured Ongoing Operations Claims are not entitled to postpetition interest, late fees or penalties on account of such Claims.  Holders of Allowed Unsecured Ongoing Operations Claims who received any payments from the Debtors during the Chapter 11 Cases pursuant to any order of the Bankruptcy Court shall not be excluded from receiving distributions under the Plan on account of such Claims unless such Claims were fully satisfied by any prior payments from the Debtors or otherwise waived by agreement of the parties.  The Debtors reserve all rights to challenge the legal basis and amount of any asserted Unsecured Ongoing Operations Claim, and each such Holder reserves all rights and defenses with respect to any such challenge.

(c)                                  Voting:  Class 4 is Impaired and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

5.     Class 5 — Other General Unsecured Claims

(a)                                 Classification:  Class 5 consists of Other General Unsecured Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Other General Unsecured Claim, each Holder of an Allowed Other General Unsecured Claim shall receive their Pro Rata share of the Other General Unsecured Claims Distribution.

(c)                                  Voting: Class 5 is Impaired and Holders of Class 5 Claims are entitled to vote to accept or reject the Plan.

6.     Class 6 — Senior Subordinated Note Claims

(a)                                 Classification: Class 6 consists of Senior Subordinated Note Claims against the Debtors.

(b)                                 Allowance: On the Effective Date, Senior Subordinated Note Claims shall be deemed Allowed in the aggregate amount of $628.2 million.

(c)                                  Treatment:  Holders of Senior Subordinated Note Claims who vote in favor of the Plan shall receive their Pro Rata share of the New Warrants to be issued on the Effective Date.  No other distributions will be made to Class 6 under the Plan. The treatment of the Senior Subordinated Note Claims is in accordance with and gives effect to the provisions of section 510(a) of the Bankruptcy Code, except that the Prepetition Lenders have agreed to waive the subordination provisions in the Senior Subordinated Note Indenture only to the limited extent necessary to allocate the New Warrants to holders of Class 6 Claims that vote to accept the Plan.  Nothing herein shall prejudice the Debtors’ ability to assert that Holders of Claims in Class 6 are not entitled to any value being provided under the Plan.

(d)                                 Voting:  Class 6 is Impaired and Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

7.     Class 7 — Section 510(b) Claims

(a)                                 Classification:  Class 7 consists of Section 510(b) Claims against the Debtors.

(b)                                 Treatment:  Holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.  On the Effective Date, all Section 510(b) Claims shall be discharged.

(c)                                  Voting:  Class 7 is Impaired and Holders of Class 7 Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

8.     Class 8 — Equity Interests

(a)                                 Classification:  Class 8 consists of RDA Holding Co. Equity Interests.

(b)                                 Treatment:  Holders of RDA Holding Co. Equity Interests shall not receive any distribution on account of such RDA Holding Co. Equity Interests.  On the Effective

Date, all RDA Holding Co. Equity Interests shall be discharged, cancelled, released and extinguished.

(c)                                  Voting:  Class 8 is Impaired and Holders of Class 8 Equity Interests are conclusively deemed to have rejected the Plan pursuant to 1126(g) of the Bankruptcy Code.  Therefore, Holders of RDA Holding Co. Equity Interests are not entitled to vote to accept or reject the Plan.

9.     Class 9 — Intercompany Interests

(a)                                 Classification: Class 9 consists of all Intercompany Interests in the Debtors.

(b)                                 Treatment:  Intercompany Interests shall be reinstated on the Effective Date.

(c)                                  Voting:  Class 9 is Unimpaired and Holders of Class 9 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

10.  Class 10 — Intercompany Claims

(a)                                 Classification:  Class 10 consists of all Intercompany Claims.

(b)                                 Treatment:  To preserve the Debtors’ corporate structure, Intercompany Claims may be reinstated as of the Effective Date or, at the Debtors’ or Reorganized Debtors’ option, be cancelled or compromised, and no distribution shall be made on account of such Claims, provided that to the extent any Intercompany Claims are compromised, in no event will the beneficiary receive less than it would have received if it were a Class 5 Other General Unsecured Claim.

(c)                                  Voting:  Holders of Class 10 Intercompany Claims, by virtue of their status as a Debtor or an Affiliate of a Debtor, are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Intercompany Claims may, however, be Impaired to the extent the Debtors cancel or compromise such claims.  Therefore, holders of Intercompany Claims are entitled to vote to accept or reject the Plan.

C.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Acceptance or Rejection of the Plan

1.     Presumed Acceptance of Plan

Classes 1, 2 and 9 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

2.     Voting Classes

Each Holder of an Allowed Claim in each of Classes 3, 4, 5, 6 and 10 shall be entitled to vote to accept or reject the Plan.

3.     Presumed Rejection of Plan

Class 7 Section 510(b) Claims and Class 8 Equity Interests shall receive no distribution under the Plan on account of their Claims and Equity Interests and are, therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

4.     Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class thereof, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

E.                                     Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Acceptance of the Plan by either Class 3, 4. 5 and 6 will satisfy section 1129(a)(10) of the Bankruptcy Code. The Debtors will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any rejecting class of Claims or Equity Interests.

F.                                     Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class entitled to vote on the Plan) shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptances or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     General Settlement of Claims

As discussed further in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlements of all Claims and Equity Interests and controversies resolved pursuant to the Plan.  Distributions made to Holders of Allowed Claims in any Class are intended to be final.

B.                                     Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtors determine are necessary or appropriate.

C.                                    Corporate Existence

Subject to any restructuring transactions as permitted under Article IV(B), each Debtor shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, with all the powers of a corporation or limited liability company pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents in the case of a limited liability company) in effect prior to the Effective Date, except to the extent such certificate of incorporation or bylaws (or other formation documents in the case of a limited liability company) are amended by or in connection with the Plan or otherwise and, to the extent such documents are amended, such documents are deemed to be authorized pursuant hereto and without the need for any other approvals, authorizations, actions or consents.

D.                                    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or in any agreement, instrument or other document relating thereto, on or after the Effective Date, all property of each Estate (including, without limitation, Causes of Action) and any property acquired including by any of the Debtors pursuant hereto shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges or other encumbrances.  Except as may be provided herein, on and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E.                                     Indemnification Provisions in Organizational Documents

As of the Effective Date, each Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, directors, officers, employees or agents who were directors, officers, employees or agents of such Debtor, at any time prior to the Effective Date at least to the same extent as the bylaws of each of the respective Debtors on the Commencement Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’, officers’, employees’ or agents’ rights; provided that, with respect to former officers and directors, the Debtors shall be obligated to indemnify such individuals only to the extent of available coverage under their D&O Liability Insurance Policies (and payable from the proceeds of such D&O Liability Insurance Policies), including the advancing of defense costs prior to final adjudication.

F.                                     Cancellation of Agreements, Senior Subordinated Notes and Equity Interests

On the later of the Effective Date and the date on which distributions are made pursuant to the Plan, except as otherwise specifically provided for in the Plan:  (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Prepetition Loan Documents, the Senior Subordinated Notes Indenture and any other certificate, equity security, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their Affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, by-laws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; except that:

1.              The Prepetition Credit Agreement shall continue in effect solely for the purpose of: (a) allowing Holders of the Prepetition Credit Agreement Claims to receive the distributions provided for hereunder; (b) allowing the Prepetition Agent to receive distributions from the Debtors and to make further distributions to the Holders of Prepetition Credit Agreement Claims on account of such Claims, as set forth in Article VII.A of the Plan; and (c) preserving the Prepetition Agent’s right to indemnification from the Debtors pursuant and subject to the terms of the Prepetition Credit Agreement in respect of any claim or cause of action asserted against the Prepetition Agent;

provided that any claim or right to payment on account of such indemnification shall be an unsecured claim and shall not be secured in any of the assets of the Debtors, the Reorganized Debtors or their affiliates and shall not reduce the amount otherwise available to Holders of Claims in Class 5 Other General Unsecured Claims; and

2.              The foregoing shall not effect the cancellation of shares issued pursuant to the Plan nor any other shares held by one Debtor in the capital of another Debtor; and provided, further, however, that to the extent provided in the Exit Credit Agreement and the New Second Priority Term Loan Agreement, the guarantees of and Liens securing obligations under the Prepetition Credit Agreement shall not be cancelled and shall guarantee or secure obligations under and as set forth in the Exit Credit Agreement and the New Second Priority Term Loan Agreement and only such obligations.

G.                                    Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors

All Cash necessary for the Reorganized Debtors to make payments required pursuant to the Plan will be funded with Cash on hand.  Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date financing, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

H.                                    Approval of Exit Credit Agreement and New Second Priority Term Loan Agreement

On the Effective Date, the Reorganized Debtors will enter into the Exit Credit Agreement and the New Second Priority Term Loan Agreement.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving (a) entry into the Exit Credit Agreement (and issuance of the New First Priority Term Loan and Reinstated Euro Term Loan), and (b) entry into the New Second Priority Term Loan Agreement (and issuance of the Second Priority Term Loan).  The lenders under the Exit Credit Agreement and the New Second Priority Term Loan Agreement shall have valid, binding and enforceable liens on the collateral specified in the relevant agreements executed by the Reorganized Debtors in connection with the Exit Credit Agreement and the New Second Priority Term Loan Agreement.  The guarantees, mortgages, pledges, liens and other security interests granted pursuant to or in connection with the Exit Credit Agreement and the New Second Priority Term Loan Agreement are granted in good faith as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the intercreditor agreement and other definitive documentation executed in connection with the Exit Credit Agreement and the New Second Priority Term Loan Agreement.  Notwithstanding anything to the contrary in the Confirmation Order or the Plan, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the Exit Credit Agreement and the New Second Priority Term Loan Agreement or any rights or remedies related thereto.

I.                                         Reorganized Debtors’ Equity Interests

1.     New Common Stock

On the Effective Date, the Reorganized Debtors shall issue or reserve for issuance all of the New Common Stock.  The New Common Stock shall represent all of the Equity Interests in Reorganized Holdings as of the Effective Date and shall be issued to Holders of Prepetition Credit Agreement Claims, subject to dilution by equity issued in connection with the Management Equity Plan or shares issued upon exercise of the New Warrants.  From and after the Effective Date, subject to the right of the stockholders to amend the certificate of incorporation of RDA Holding Co., Reorganized Holdings shall have one class and one series of New Common Stock; provided that the Shareholders Agreement shall provide an option for Holders to receive limited voting stock.  The issuance of the New Common Stock by Reorganized Holdings, including options or other equity awards reserved for the Management Equity Plan, is authorized without the need for further corporate action and all of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.  For purposes of distribution, the New Common Stock will be deemed to have the Plan Equity Value, regardless of the date of distribution. Distributions of New Common Stock will only be made through broker accounts via electronic issuance of the Shares and Reorganized Holdings will not issue separate stock certificates.

2.     New Warrants

On the Effective Date, the Reorganized Debtors will issue the New Warrants to the Holders of Claims in Class 6 who have voted to accept the Plan pursuant to the terms of the New Warrant Agreement.  A form of the New Warrant Agreement will be included in the Plan Supplement.  All of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.

3.     Registration Rights & Shareholders Agreements

Certain holders of the New Common Stock shall be entitled to registration rights pursuant to the Registration Rights Agreement.  On or after the Effective Date, Reorganized Holdings and the Required Consenting Lenders shall enter into and deliver the Registration Rights Agreement and Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Entity that is intended to be a party thereto or such agreements shall be deemed to be valid, binding and enforceable in accordance with their respective terms, and each holder of New Common Stock shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Holdings. Holders of New Warrants shall be deemed parties to the Shareholders Agreement and Registration Rights Agreement and shall be bound thereby.

4.     Private Company

On the Effective Date, the Reorganized Debtors shall be a private company.  As such, the Reorganized Debtors will not list the New Common Stock on a national securities exchange.

J.                                       Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any securities pursuant to the Plan and any and all settlement agreements incorporated herein shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act to the maximum extent permitted thereunder and any other applicable law requiring registration by virtue of section 1145 of the Bankruptcy Code, prior to the offering, issuance, distribution or sale of securities.  In addition, except as otherwise provided in the Plan, to the maximum extent provided under section 1145 of the Bankruptcy Code, any and all New Common Stock and New Warrants contemplated by the Plan and any and all settlement agreements incorporated therein will be freely tradable by the recipients thereof, subject to:  (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) applicable regulatory approval.

K.                                    Organizational Documents

Subject to Article IV.E of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and conditions of the Plan.  Without limiting the generality of the foregoing, as of the Effective Date, Reorganized Holdings shall be governed by the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.  From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code for so long as it is applicable.

L.                                      Effectuating Documents; Further Transactions

The Debtors or the Reorganized Debtors, as applicable, may take all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant hereto.  The secretary and any assistant secretary of each Debtor shall be authorized to certify or attest to any of the foregoing actions.

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

M.                                  Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.                                    Directors and Officers of Reorganized Holdings and other Reorganized Debtors

The existing officers of the Debtors shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the board of directors to remove or replace them in accordance with the Debtors’ organizational documents and any applicable employment agreements.

The New Board shall consist of up to eleven (11) directors, with the number of such directors to be agreed upon.  The Prepetition Lenders shall identify potential directors through use of a search firm acceptable to the Prepetition Agent (with such reasonable fees and expenses to be paid by the Debtors) and shall initially designate all such directors upon consultation with the Debtors’ Chief Executive Officer; provided, however, that certain independent directors may be requested to continue to serve on the New Board.  The identity of each of the members of the New Board will be disclosed prior to the Confirmation Hearing and any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.  The existing directors of each of the subsidiary Debtors shall remain in their current capacities as directors of the applicable Reorganized Debtor until replaced or removed in accordance with the organizational documents of the applicable Reorganized Debtors.

O.                                    Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in Article X.E below, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Commencement Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Person may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or the Effective Date.

Subject to the releases set forth in Article X.E below, the Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor, as the case may be.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

Further, any recovery paid or payable to the Prepetition Lenders from proceeds of any Cause of Action against the Consenting Shareholders (either directly or indirectly or pursuant to the subordination provisions of the Senior Subordinated Notes Indenture) shall be payable to such Consenting Shareholders, and if any of such parties receive any recovery on account of such Cause of Action, they shall hold the proceeds of any payment thereof in trust for the Consenting Shareholders and shall promptly transfer such proceeds or payment, as the case may be, to the Consenting Shareholders.

ARTICLE V.

COMPENSATION, PENSION AND BENEFITS PROGRAMS

A.                                     Management Equity Plan

On or as soon as practical after the Effective Date, the New Board will adopt and implement a Management Equity Plan whereby equity awards (in the form of restricted stock, options or warrants) for 7.5% of the New Common Stock (on a fully diluted basis) of the Reorganized Debtors will be granted to continuing employees of the Debtors and members of the New Board with pricing, vesting and exercise terms to be determined by the New Board upon consultation with the Reorganized Debtors’ Chief Executive Officer; provided, that such equity awards shall not include more than 2.5% in the form of restricted New Common Stock.  The Debtors reserve the right to amend the Management Equity Plan with the consent of the Prepetition Agent and the Required Consenting Lenders at any time prior to the Effective Date.

B.                                     Compensation Plans

Subject only to the occurrence of the Effective Date, the Enterprise Value Maximization Plan and the Variable Compensation Plan, in substantially the form to be set forth in the Plan Supplement, shall become effective without any further action by the Reorganized Debtors.

C.                                    Compensation and Benefit Programs

The Debtors do not believe that all of the Compensation and Benefits Programs are Executory Contracts, but for purposes of the Plan, the Compensation and Benefits Programs shall be deemed to be, and shall be treated as though they are, Executory Contracts and, except as set forth below, the Reorganized Debtors’ obligations under the Compensation and Benefits Programs shall be deemed assumed on the Effective Date pursuant to the provisions of section 365 and 1123 of the Bankruptcy Code, except for:

(a)                                 Compensation and Benefits Programs listed in the Plan Supplement to be rejected or terminated;

(b)                                 Compensation and Benefits Programs that have previously been rejected or terminated; and

(c)                                  Compensation and Benefits Programs that, as of the entry of the Confirmation Order, are the subject of pending rejection procedures or a motion to reject, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

The assumption or continuation of Compensation and Benefits Programs as set forth herein shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein (unless a Compensation and Benefits Program counterparty timely objects to the assumption or continuation contemplated by this Section in which case any such Compensation and Benefits Program shall be deemed rejected or discontinued as of immediately prior to the Commencement Date).  No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to this Article V.C other than those applicable immediately prior to such assumption or continuation.

For the avoidance of doubt, the Debtors are not seeking to assume any obligations in connection with the Non-Qualified Retirement Plans in connection with the Plan.  Claims arising from the discontinuation, rejection or termination of the Non-Qualified Retirement Plans will be treated as Other General Unsecured Claims in Class 5.

D.                                    Continuation of Retiree Benefits and Pension Plan

Notwithstanding anything to the contrary herein or otherwise, the Reorganized Debtors’ obligations with respect to the payment of “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code) shall continue for the duration of the periods the Debtors have obligated themselves to provide such benefits, if any, and subject to any contractual rights to terminate or modify such benefits.

The Debtors or the Reorganized Debtors, as applicable, shall also continue the Pension Plan in accordance with its terms, and the Debtors or Reorganized Debtors, as applicable, shall satisfy the minimum funding standards and administer the Pension Plan in accordance with the provisions of ERISA and the Internal Revenue Code, subject to any contractual or statutory rights to terminate or modify such plan.

E.                                     Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance.

All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption and Rejection of Executory Contracts and Unexpired Leases

Subject to the provisions herein, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date except any Executory Contract or Unexpired Lease (a) previously assumed or rejected by the Debtors during these Chapter 11 Cases, (b) identified on the Contract/Lease Schedule (which shall be filed with the Bankruptcy Court on the Contract/Lease Schedule Date) as an Executory Contract or Unexpired Lease designated for rejection, (c) which is the subject of a separate motion or notice to reject filed by the Debtors and pending as of the Confirmation Hearing.

Except as expressly provided otherwise, the Plan shall give effect to any subordination rights as required by section 510(a) of the Bankruptcy Code.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or rejections of such Executory Contracts and Unexpired Leases in the Plan are effective as of the Effective Date.  Each such Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by agreement of the parties or order of the Bankruptcy Court.  Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify or supplement the Executory Contracts and Unexpired Leases identified on the Contract/Lease Schedule in their discretion prior to the Effective Date on proper notice to the non-debtor Entity party thereto.

B.                                    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any provisions or terms of the Debtors’ Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, solely by Cure or by an agreed-upon waiver of Cure on or as soon as reasonably practicable after the Effective Date.

The Debtors will file the Contract/Lease Schedule(s) with the Bankruptcy Court, and serve the affected counterparties with individual rejection/Cure notices, as the case may be, at least twenty (20) days prior to the Confirmation Hearing.  The Contract/Lease Schedule will include (a) the name of the non-debtor counterparty, (b) the legal description of the contract or lease to be assumed or rejected and (c) in the case of assumption, the proposed Cure, if any.  On or as soon as practicably thereafter, with the assistance of the Noticing and Claims Agent, the Debtors will serve the Contract/Lease Schedule and notice of filing upon each non-debtor counterparty listed thereon that will describe the procedures by which such parties may object to the proposed assumption or rejection of their respective Executory Contract or Unexpired Lease and explain how such disputes will be resolved by the Bankruptcy Court if the parties are not able to resolve a dispute consensually.

Objections, if any, to the proposed assumption and/or Cure or rejection by the Debtors of any Executory Contract or Unexpired Lease listed on the Contract/Lease Schedule, must be filed with the Bankruptcy Court and served so as to be actually received by the Debtors prior to the Confirmation Hearing on or before a date to be determined, but that in any event is consistent with the provisions of the Debtors’ Case Management Order.

Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption or Cure will be deemed to have assented to such matters, and any subsequent or additional requests for Cure, other payments or assurances of future performance shall be disallowed, automatically and forever barred from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim for Cure shall be deemed fully satisfied, released and discharged, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary.

Nothing shall prevent the applicable Reorganized Debtor from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.

In the event of a dispute regarding (1) the amount of any payments to Cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, then Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the applicable Debtor or Reorganized Debtor, and the counterparty to the Executory Contract or Unexpired Lease.

If an objection to Cure is sustained by the Bankruptcy Court, the Reorganized Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it on proper notice to the non-debtor Entity party thereto, which non-debtor Entity parties shall then be entitled to file Proofs of Claim asserting Claims arising from the rejection thereof, if applicable, in accordance with the terms of the Plan and the Claims Bar Date Order entered by the Bankruptcy Court in these Chapter 11 Cases.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, except any Executory Contract with a state or local franchise authority, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest (or payments relating to such change in control) or composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to or upon the effective date of assumption.

Except as provided elsewhere in the Plan, any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

The Debtors or Reorganized Debtors, as applicable, reserve the right, either to reject or nullify, the assumption of any Executory Contract or Unexpired Lease no later than thirty (30) days after entry of any Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease.

Except as otherwise set forth herein, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest (or payments relating to such change in control) or composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to or upon the effective date of assumption.  Except as provided elsewhere herein, any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

C.                                     Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by an order of the Bankruptcy Court, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise must be filed by Holders of such Claims in accordance with the terms of the Plan and the Claims Bar Date Order no later than thirty (30) days after the later of (1) the Effective Date or (2) the effective date of earlier rejection for such Holders to be entitled to receive distributions under the Plan on account of such Claims.

Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

D.                                    Contracts and Leases Entered Into After the Commencement Date

Contracts and leases entered into after the Commencement Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

E.                                      Directors and Officers Insurance Policies and Agreements

The Debtors do not believe that the D&O Liability Insurance Policies issued to, or entered into by, the Debtors prior to the Commencement Date constitute executory contracts.  To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ unexpired D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on the Commencement Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

F.                                     Indemnification and Reimbursement Obligations

On and from the Effective Date, and except as prohibited by applicable law or subject to the limitations set forth herein, the Reorganized Debtors shall assume all indemnification obligations currently in place, whether in the bylaws, certificates of incorporation (or other formation documents), board resolutions, employment contracts or other agreements for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’, managers’, and employees’ respective Affiliates (collectively, the “Indemnified Parties”) to the extent set forth herein.  Without limiting the foregoing and except as prohibited by applicable law, the Debtors shall indemnify and hold harmless each of the Indemnified Parties for all costs, expenses, loss, damage or liability incurred by any such Indemnified Party arising from or related in any way to any and all Causes of Action whether known or unknown, whether for tort, contract, violations of federal or state securities laws or otherwise, including any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, based in whole or in part upon any act or omission, transaction or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those arising from or related in any way to: (1) any action or omission of any such Indemnified Party with respect to any indebtedness of or any Equity Interest in the Debtors (including any action or omission of any such Indemnified Party with respect to the acquisition, holding, voting or disposition of any such investment); (2) any action or omission of any such Indemnified Party in such Indemnified Party’s capacity as an officer, director, member, employee, partner or agent of, or advisor to any Debtor; (3) any disclosure made or not made by any Indemnified Party to any current or former Holder of any such indebtedness of or any such Equity Interest in the Debtors; (4) any consideration paid to any such Indemnified Party by any of the Debtors in respect of any services provided by any such Indemnified Party to any Debtor; and (5) any action taken or not taken in connection with the Chapter 11 Cases or the Plan.  In the event that any such Indemnified Party becomes involved in any action, proceeding or investigation brought by or against any Indemnified Party, as a result of matters to which the foregoing “Indemnification” may relate, the Reorganized Debtors shall promptly reimburse any such Indemnified Party for its reasonable and documented legal and other expenses (including advancing the costs of any investigation and preparation prior to final adjudication) incurred in connection therewith as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof; provided, however, that, with respect to former officers and directors, the Debtors’ obligation to indemnify such individuals shall be limited to the extent of available coverage under their D&O Liability Insurance Policies (and payable from the proceeds of such D&O Liability Insurance Policies), including advancing the costs of any investigation and preparation prior to final adjudication as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof.

G.                                    Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement or Contract/Lease Schedule, as applicable, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.                                    Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed before the Effective Date on or as soon as practicable after the Initial Distribution Date; provided, however, that payments on account of Other General Unsecured Claims that become Allowed Claims on or before the Effective Date shall commence on the Effective Date.

B.                                     Distributions on Account of Claims Allowed After the Effective Date

1.     Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties, distributions under the Plan on account of a Disputed Claim that becomes an Allowed Claim after the Effective Date shall be made on the first Periodic Distribution Date after the Disputed Claim becomes an Allowed Claim.

2.     Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.  In the event that there are Disputed Claims requiring adjudication and resolution, the Reorganized Debtors shall establish appropriate reserves for potential payment of such Claims.

C.                                    Other General Unsecured Claims Escrow Account

On or as reasonably practicable after the Effective Date, $4 million shall be deposited into an escrow account separate and apart from the Debtors’ general operating funds to be maintained in trust for the benefit of Holders of Allowed Class 5 Other General Unsecured Claims.  Such account shall not constitute property of the Reorganized Debtors.  Distributions from this account to Holders of Allowed Class 5 Other General Unsecured Claims shall be made in accordance with the provisions governing distribution set forth in Article VII of the Plan.  To the extent the account is an interest bearing account, Holders of Allowed Class 5 Claims will share ratably in any accrued interest.

D.                                    Timing and Calculation of Amounts to Be Distributed

Except as otherwise herein, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on or as soon as reasonably after the date that such a Claim becomes an Allowed Claim), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class.  Distributions on account of Other General Unsecured Claims that become Allowed Claims before the Effective Date shall be paid on the Effective Date.

If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VII herein.  Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

E.                                     Delivery and Distributions and Undeliverable or Unclaimed Distributions

1.     Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distribution Record Date.  If a Claim, other than one based on a publicly traded security is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.     Delivery of Distributions in General

Except as otherwise provided in the Plan, the Debtors or the Reorganized Debtors, as applicable shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Debtors or the Reorganized Debtors, as applicable; and provided further, that the address for each Holder of an Allowed Claim shall be the address set forth in any Proof of Claim filed by that Holder.

3.     Delivery of Distributions to Prepetition Credit Agreement Claims

The Prepetition Agent shall be deemed to be the holder of all Prepetition Credit Agreement Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such Prepetition Credit Agreement Claims shall be made to or on behalf of the Prepetition Agent.  The Prepetition Agent shall hold or direct such distributions for the benefit of the holders of Allowed Prepetition Credit Agreement Claims, as applicable.  As soon as practicable following compliance with the requirements set forth in Article VII of the Plan, the Prepetition Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of such holders of Allowed Prepetition Credit Agreement Claims.  Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Prepetition Agent shall not have any liability to any person with respect to distributions made or directed to be made by the Prepetition Agent.

4.     Delivery of Distributions to Senior Subordinated Note Claims

The Indenture Trustee shall be deemed to be the holder of all Senior Subordinated Note Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such Senior Subordinated Note Claims shall be made to or on behalf of the Indenture Trustee.  The Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Senior Subordinated Note Claims, as applicable.  As soon as practicable following compliance with the requirements set forth in Article VII of the Plan, the Indenture Trustee shall (a) arrange to deliver such distributions to or on behalf of such holders of Allowed Senior Subordinated Note Claims and (b) exercise its charging liens against any such distributions.

5.     Distributions by Distribution Agents (if any)

The Debtors and the Reorganized Debtors, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder.  To the extent the Debtors and the Reorganized Debtors, as applicable, do determine to utilize a Distribution Agent to facilitate the distributions under the Plan to Holders of Allowed Claims, any such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan; (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent; and (d) post a bond, obtain or surety or provide some other form of security for the performance of its duties, the costs and expenses of procuring which shall be borne by the Debtors or the Reorganized Debtors, as applicable.

The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions or consents.  The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable.  In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses.  In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

6.     Minimum Distributions

Notwithstanding anything herein to the contrary, the Reorganized Debtors shall not be required to make distributions or payments of less than $10 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar or fractional share of New Common Stock under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Stock (up or down), with half dollars and half shares of New Common Stock or less being rounded down.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim if: (a) the aggregate amount of all distributions authorized to be made from on the Periodic Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Periodic Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $10, which shall be treated as an undeliverable distribution under Article VII.E.7 below.

7.     Undeliverable Distributions

(a)                                  Holding of Certain Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to the Reorganized Debtors (or their Distribution Agent) as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors (or their Distribution Agent) are notified in writing of such Holder’s then current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VII.E.7(b) hereof, until such time as any such distributions become deliverable.  Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)                                 Failure to Claim Undeliverable Distributions

No later than 120 days after the Effective Date, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of undeliverable distributions.  This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open.  Any Holder of an Allowed Claim, irrespective of when a Claim becomes an Allowed Claim, that does not notify the Reorganized Debtors of such Holder’s then current address in accordance herewith within 180 days of the Effective Date, shall have its Claim for such undeliverable distribution discharged and shall be forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property.

In such cases any Cash or New Common Stock held for distribution on account of Allowed Claims shall be redistributed to Holders of Allowed Claims in the applicable Class on the next Periodic Distribution Date free of any Claims of such Holder with respect thereto.  Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(c)                                  Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check.  In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks no later than 160 days after the issuance of such checks.  This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open.  Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.

Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 120 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property.  In such cases, any Cash held for payment on account of such Claims shall be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto.  Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

F.                                     Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.  For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

G.                                    Setoffs

The Debtors and the Reorganized Debtors may withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any Claims, Equity Interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim.  In the event that any such Claims, Equity Interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of any adjudicated or resolved Claims, Equity Interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claims, Equity Interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided herein.

H.                                    Surrender of Canceled Instruments or Securities

Each record Holder of a Senior Subordinated Note Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article IV.F hereto, except to the extent otherwise provided herein.  The Indenture Trustee may (but shall not be required to) request that registered Holders of the Senior Subordinated Notes surrender their notes for cancellation.

I.                                         Claims Paid or Payable by Third Parties.

1.     Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

If the Debtors become aware of the payment by a third party, the Debtors or Reorganized Debtors, as applicable, will send a notice of wrongful payment to such party requesting return of any excess payments and advising the recipient of the provisions of the Plan requiring turnover of excess estate funds.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.     Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.     Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

A.                                     Resolution of Disputed Claims

1.     Allowance of Claims

After the Effective Date, the Reorganized Debtors shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim deemed Allowed under the Plan.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim.  All settled claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

2.     Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date until the Claims Objection Bar Date, the Reorganized Debtors, shall have the exclusive authority to file objections to Claims, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court.

The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.  With respect to all Tort Claims, an objection is deemed to have been filed timely, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date.  Each such Tort Claim shall remain a Disputed Claim unless and until it becomes an Allowed Claim.

3.     Claims Oversight Committee

The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving all Claims against the Debtors and shall bear the responsibility for any fees, costs, expenses or other liabilities incurred by the Reorganized Debtors in connection with the claims administration.

On the Effective Date, there may be formed a Claims Oversight Committee.  The Claims Oversight Committee shall monitor the Claims Administration conducted by the Reorganized Debtors, and address the Bankruptcy Court if the Claims Oversight Committee disagrees with the Reorganized Debtors’ determinations with respect to Claims resolution; and monitor distributions to Holders of Allowed Claims in Class 5 and to address the Bankruptcy Court with respect to such matters.  The Reorganized Debtors shall consult with the Claims Oversight Committee on a regular basis concerning the Reorganized Debtors’ investigation, prosecution and proposed settlement of Class 5 Claims and shall provide written reports to the Claims Oversight Committee on a monthly basis (or at such less frequent times agreed to by the Claims Oversight Committee) regarding the status of the Claims resolution process.  The Reorganized Debtors shall not settle or compromise any Class 5 Claim in excess of the Allowed amount of $250,000 without either the approval of the Claims Oversight Committee or an order of the Bankruptcy Court.  The Reorganized Debtors may settle or compromise any Class 5 Claims for less than the Allowed amount of $250,000 without an order of the Bankruptcy Court and without the approval of the Claims Oversight Committee.  The Claims Oversight Committee shall be comprised of three (3) members selected by the Creditors’ Committee.  The membership of the Claims Oversight Committee may be increased or decreased at the direction of the Claims Oversight Committee membership.  The Claims Oversight Committee may employ, without further order of the Bankruptcy Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Chapter 11 Cases, and the reasonable fees and expenses of the Claims Oversight Committee and its members, including reasonable professional fees, shall be paid in the ordinary course without further order of the Bankruptcy Court, provided, however, that such fees and expenses shall be subject to a cap, in an amount and from a funding source to be agreed upon by the Creditors’ Committee, the Debtors and the steering committee of the Prepetition Lenders.

4.     Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, contingent Claim or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

5.     Expungement or Adjustment to Claims Without Objection

Any Claim that has been paid, satisfied or superseded may be expunged on the Claims Register by the Reorganized Debtors, and any Claim that has been amended may be adjusted thereon by the Reorganized Debtors, in both cases without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

6.     Deadline to File Objections to Claims

Any objections to Claims shall be filed no later than the Claims Objection Bar Date.

B.                                     Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors or the Reorganized Debtors under section 542, 543, 550 or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be disallowed if (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (ii) such Entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A BANKRUPTCY COURT ORDER ON OR BEFORE THE LATER OF (1) THE CONFIRMATION HEARING AND (2) 45 DAYS AFTER THE APPLICABLE CLAIMS BAR DATE.

C.                                    Amendments to Claim

On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such prior authorization is not received, any such new or amended Claim filed shall be deemed disallowed and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE IX.

CONDITIONS PRECEDENT TO EFFECTIVE DATE

A.                                     Conditions Precedent to Effective Date

The following shall be satisfied or waived as conditions precedent to the Effective Date:

1.     The Bankruptcy Court shall have approved the Disclosure Statement, in a manner acceptable to the Debtors, the Prepetition Agent and the Required Consenting Lenders, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

2.     The Plan and all Plan Supplement documents, including any amendments, modifications or supplements thereto, shall be reasonably acceptable to the Debtors, the Prepetition Agent and the Required Consenting Lenders.

3.     The Confirmation Order shall have been entered and become a Final Order in form and in substance reasonably satisfactory to the Debtors, the Prepetition Agent and Required Consenting Lenders.  The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

4.     All documents and agreements necessary to implement the Plan, including, without limitation, the New Second Priority Term Loan Agreement and the Exit Credit Agreement shall have (a) been tendered for delivery and (b) been effected or executed.  All conditions precedent to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

5.     All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

6.     The Effective Date for Debtors CompassLearning Inc. and WRC Media Inc. only shall be conditioned upon the closing of a sale of all or substantially all of the assets of CompassLearning Inc.

B.                                     Waiver of Conditions

The Debtors or the Reorganized Debtors, as applicable, with the consent of the Prepetition Agent and the Required Consenting Lenders, may waive any of the conditions to the Effective Date set forth above at any time, without any notice to parties in interest and without any further notice to or action, order or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm the Plan.  The failure of the Debtors or Reorganized Debtors, as applicable, or the Prepetition Agent and the Required Consenting Lenders to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.                                    Effect of Non Occurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                                     Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B.                                     Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the

Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto.  Except as provided in the Plan, no Holder of a Senior Subordinated Note Claim shall receive any distribution on account of such Senior Subordinated Note Claim, and all Senior Subordinated Note Claims shall be extinguished.

C.                                    Discharge of Claims and Termination of Equity Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Commencement Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Equity Interests in, the Debtors, the Reorganized Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by the employees of the Debtors prior to the Commencement Date and arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim or Interest based upon such Claim, debt, right, or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

D.                                    Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III hereof and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

E.                                     Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, without limitation, those that any of the

Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any claim or Equity Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale or rescission or the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of claims and Equity Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement or related agreements, instruments or other documents, or upon any other act or omission, transaction, or occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes criminal conduct, willful misconduct or gross negligence.

Notwithstanding anything to the contrary herein, the foregoing “Debtor Release” shall not operate to waive or release any Causes of Action of any Debtor: (1) arising under any contract, instrument, agreement, release or document delivered pursuant to the Plan, including, without limitation, the Exit Credit Agreement, New Second Priority Term Loan Agreement or the Shareholders Agreement or documents, agreements or instruments executed in connection therewith or (2) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents.

Entry of the Confirmation Order Shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, (2) a good faith settlement and compromise of the claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (6) a bar to any of the Debtors or the Reorganized Debtors asserting any claim released by the Debtor Release against any of the Released Parties.

F.                                     Releasing Party Release

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, without limitation, those that any of the Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale or rescission or the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement or related agreements, instruments or other documents, or upon any other act or omission, transaction, or occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes criminal conduct, willful misconduct or gross negligence.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order Shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the consensual Releasing Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Releasing Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the Releasing Party Release against any of the Released Parties.

Notwithstanding anything in the Plan, no Person shall be discharged, released, or relieved from any liability with respect to the Pension Plan as a result of the Chapter 11 Cases or the Plan, nor shall the PBGC, the Pension Plan or any other Person be enjoined or precluded from enforcing any liability with respect to the Pension Plan as a result of the Chapter 11 Cases, the provisions of the Plan or confirmation of the Plan.

G.                                    Exculpation

Upon and effective as of the Effective Date, the Debtors and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants and other professional advisors and agents will be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code , including section 1125(e) of the Bankruptcy Code.

Except with respect to any acts or omissions expressly set forth in and preserved by the Plan, the Plan supplement or related documents, the Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases, including, without limitation, the operation of the Debtors’ businesses during the pendency of these Chapter 11 Cases; formulating, negotiating, preparing, disseminating, implementing and/or effecting the Restructuring Support Agreement, the DIP Credit Agreement, the Disclosure Statement and the Plan (including the Plan Supplement and any related contract, instrument, release or other agreement or document created or entered into in connection therewith); the solicitation of votes for the Plan and the pursuit of Confirmation and Consummation of the Plan; the administration of the Plan and/or the property to be distributed under the Plan; the offer and issuance of any securities under the Plan, including pursuant to the Rights Offering; and or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors.  In all respects, each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its respective duties under, pursuant to or in connection with, the Plan.

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall (1) exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages or ultra vires acts as determined by a Final Order or (2) limit the liability of the professionals of the Exculpated Parties to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

H.                                    Injunction

The satisfaction, release and discharge pursuant to this Article X of the Plan shall also act as an injunction against any Person bound by such provision against commencing or continuing any action, employment of process or act to collect, offset, or recover any claim or Cause of Action satisfied, released, or discharged under the Plan or the Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

I.                                        No Release of Any Claims Held by the United States

Nothing in the Confirmation Order or the Plan shall effect a release of any Claim by the United States Government or any of its agencies or any state and local authority whatsoever, including, without limitation, any Claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in the Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any Claim, suit, action or other proceedings against the Released Parties for any liability whatever, including, without limitation, any Claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties.

ARTICLE XI.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE EXPENSE CLAIMS

A.                                     Administrative Claims

All requests for payment of an Administrative Claim that accrued on or before the Effective Date that were not otherwise accrued in the ordinary course of business must be filed with the Bankruptcy Court and served on the Debtors no later than sixty (60) days from the Effective Date (the “Administrative Claim Bar Date”).  A notice setting forth the Administrative Claim Bar Date will be filed on the Bankruptcy Court’s docket and posted on the Debtors’ restructuring website at http://www.kccllc.net/readers.  Further notice of the Administrative Claim Bar Date will be provided as may be directed by the Bankruptcy Court.  No request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order.

The Reorganized Debtors, in their sole and absolute discretion, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval.  The Debtors may also choose to object to any Administrative Claim no later than ninety (90) days from the Administrative Claim Bar Date, subject to extensions by the Bankruptcy Court or on motion of a party in interest approved by the Bankruptcy Court.

Unless the Debtors or the Reorganized Debtors (or other party with standing) object to a timely-filed and properly served Administrative Claim, such Administrative Claim will be deemed allowed in the amount requested.  In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be allowed and, if so, in what amount.

Any requests for payment of Administrative Claims that are not properly filed and served by the Administrative Claim Bar Date shall not appear on the Claims Register maintained by the Noticing and Claims Agent and shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court.

B.                                     Professional Claims

1.             Final Fee Applications.  All final requests for Professional Compensation and Reimbursement Claims shall be filed no later than forty-five (45) days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Compensation and Reimbursement Claims shall be determined by the Bankruptcy Court.

2.             Payment of Interim Amounts.  Except as otherwise provided in the Plan, Retained Professionals shall be paid pursuant to the Interim Compensation Order.

3.             Professional Fee Escrow Account.  On the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount (defined below) for all Retained Professionals.  The Professional Fee Escrow Account shall be maintained in trust for the Retained Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order.  Such funds shall not be considered property of the Reorganized Debtors.  The remaining amount of Professional Compensation and Reimbursement Claims owing to the Retained Professionals shall be paid in Cash to such Retained Professionals by the Reorganized Debtors from the Professional Fee Escrow Account, without interest or other earnings therefrom, when such Claims are Allowed by a Bankruptcy Court order.  When all Professional Compensation and Reimbursement Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

4.             Professional Fee Reserve Amount.  To receive payment for unbilled fees and expenses incurred through the Effective Date, the Retained Professionals shall estimate their Accrued Professional Compensation (net of any unapplied retainer amounts) prior to and as of the Effective Date and shall deliver such estimate to the Debtors on or before the Effective Date.  If a Retained Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Retained Professional; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional.  The total amount so estimated as of the Effective Date shall comprise the “Professional Fee Reserve Amount.”

5.             Post-Effective Date Fees and Expenses.  Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall pay in Cash the reasonable legal fees and expenses incurred by that Reorganized Debtor after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court.  Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Retained Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

6.             Substantial Contribution Compensation and Expenses.  Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.             Allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

2.             Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory

Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.             Ensure that distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of the Plan;

5.             Adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.             Adjudicate, decide or resolve any and all matters related to Causes of Action;

7.             Adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.             Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.             Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.          Resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.          Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

12.          Resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.          Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

14.          Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15.          Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.          Enter an order or final decree concluding or closing the Chapter 11 Cases;

17.          Adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.          Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.          Determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.          Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan (other than any dispute arising after the Effective Date under, or directly with respect to, the Exit Credit Agreement, the New Second Priority Term Loan Agreement and any intercreditor agreement, which disputes shall be adjudicated in accordance with the terms of such agreements);

21.          Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.          Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.          Enforce all orders previously entered by the Bankruptcy Court; and

24.          Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII.

MODIFICATION, REVOCATION AND WITHDRAWAL OF THE PLAN

A.                                     Modification of Plan

Subject to the limitations contained in the Plan and the Restructuring Support Agreement, and in accordance with the Restructuring Support Agreement: (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

B.                                     Effect of Confirmation On Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.                                    Revocation of Plan

Subject to the Restructuring Support Agreement and conditions to the Effective Date, the Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A.                                     Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Equity Interests (irrespective of whether Holders of such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.                                     Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                                    Payment of Fees and Expenses of Indenture Trustee

On or before the Effective Date, the Reorganized Debtors shall pay in full in Cash all reasonable and documented fees and expenses of the Indenture Trustee and its counsel through the Effective Date and usual and customary fees of the Indenture Trustee for services rendered post-Effective Date to implement the Plan; provided that reasonably detailed fee invoices are provided to the Debtors as a condition of such payment, and provided further that in no event shall such fees and expenses exceed $275,000 in the aggregate.

D.                                    Payment of Fees and Expenses of the Ad Hoc Noteholders’ Committee’s Counsel and Financial Advisor

On or before the Effective Date, the Reorganized Debtors shall pay in full in Cash all reasonable and documented fees and expenses of the Ad Hoc Noteholders’ Committee’s counsel and financial advisor through the Confirmation Hearing, provided that reasonably detailed fee invoices are provided to the Debtors as a condition of such payment, and provided further that in no event shall such fees and expenses exceed $100,000 in the aggregate.

E.                                     Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order.  Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

F.                                     Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

G.                                    Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Debtors	Counsel to Debtors
The Reader’s Digest Association, Inc.	Kirkland & Ellis LLP
1 Reader’s Digest Road	601 Lexington Avenue
Pleasantville, New York, 10570	New York, New York 10022
Attn: Andrea Newborn, Senior Vice President,	Attn: Paul M. Basta and Nicole L. Greenblatt
General Counsel and Corporate Secretary

Special Counsel to the Debtors	United States Trustee
Curtis, Mallet-Prevost, Colt & Mosle LLP	Office of the United States Trustee
101 Park Avenue	for the Southern District of New York
New York, New York 10178	33 Whitehall Street, 21st Floor
Attn: Steven J. Reisman	New York, New York 10004
Attn: Andrea Schwartz

Counsel to the Agent for the
Debtors’ Prepetition and Postpetition Lenders	Counsel to the Creditors’ Committee
Simpson Thacher & Bartlett LLP	Otterbourg, Steindler, Houston & Rosen, P.C.
425 Lexington Avenue	230 Park Avenue
New York, New York 10017	New York, New York 10169
Attn: Peter V. Pantaleo and Morris J. Massel	Attn: Scott L. Hazan and David M. Posner

After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed renewed requests for service.

In accordance with Bankruptcy Rules 2002 and 3020(c), within ten (10) Business Days of the date of entry of the Confirmation Order, the Debtors shall serve a notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with notice of the Confirmation Hearing; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors served the notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.

To supplement the notice described in the preceding sentence, within twenty (20) days of the date of the Confirmation Order the Debtors shall publish notice of the Confirmation Hearing on one occasion in the national editions of The Wall Street Journal and USA Today.  Mailing and publication of the notice of the Confirmation Hearing in the time and manner set forth in the this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

H.                                    Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.                                         Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.                                       Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K.                                    Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date or the Solicitation Date, as applicable.  After the exhibits and documents are filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ private website at http://www.kccllc.net/readers or the Bankruptcy Court’s website at www.nysb.uscourts.gov.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.                                      Nonseverability of Plan Provisions Upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Administrative Agent; and (3) nonseverable and mutually dependent.

M.                                  Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.                                    Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

O.                                    Dissolution of Creditors’ Committee

On the Effective Date the Creditors’ Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that after the entry of the Confirmation Order, the Creditors’ Committee’s functions shall be restricted to, and the

Creditors’ Committee shall not be heard on any issue except (i) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (ii) motions or litigation seeking enforcement of the provisions of the Plan and the transactions contemplated hereunder or under the Confirmation Order and (iii) pending appeals and related proceedings.

P.                                     Section 1125(e) Good Faith Compliance

The Debtors, Reorganized Debtors, the Prepetition Agent, the DIP Agent and the Creditors’ Committee, and each of their respective Representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

Q.                                    Further Assurances

The Debtors, Reorganized Debtors, all Holders of Claims receiving distributions hereunder and all other parties-in-interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

R.                                     No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

S.                                      Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Respectfully submitted, as of the date first set forth above,

The Reader’s Digest Association, Inc. (on behalf of itself and all other Debtors)

By:	/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Senior Vice President and Chief Financial Officer